Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-8 No. 333-200998) pertaining to the On Deck Capital, Inc. 2014 Equity Incentive Plan, On Deck Capital, Inc. 2014 Employee Stock Purchase Plan and the On Deck Capital, Inc. 2007 Stock Incentive Plan of On Deck Capital, Inc. and subsidiaries of our report dated March 10, 2015, with respect to the consolidated financial statements of On Deck Capital, Inc. and subsidiaries for the year ended December 31, 2014.

/s/ Ernst & Young LLP

New York, New York

March 10, 2015